EXHIBIT 4.2

                      ------------------------------------

                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATION
                           (SERIES E PREFERRED STOCK)
                                       OF
                              STARBASE CORPORATION

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware
                      -------------------------------------


It is hereby certified that:

        1. The name of the corporation (hereinafter called the "Corporation") is StarBase Corporation.

        2. The  Certificate  of  Designation  (Series E Preferred  Stock) of the
Corporation was filed with the Secretary of State of Delaware on January 8, 1998.

        3. The Certificate of Designation (Series E Preferred Stock) of the Corporation is hereby amended by deleting the resolution adopted by the Board of Directors of the Corporation and Paragraph 1 thereof and by substituting in lieu thereof the following (i) new resolution adopted by the Board of Directors of the Corporation to increase the number of shares of Series E Preferred Stock from "1,600,000" to "3,000,000" and (ii) new Paragraph 1:

        A. "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of 310600-1s of the Corporation (the "Board" February 26,1998 ) by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article 4 of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock of the Corporation consisting of 3,000,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:"

        B. "1. DESIGNATION AND AMOUNT. This series of Preferred Stock shall be designated "Series E Preferred Stock" and the authorized number of shares constituting such series shall be 3,000,000. The par value of the Series E Preferred Stock shall be $0.01 per share."

        4. The amendment to the Certificate of Designation (Series E Preferred Stock) herein certified has been duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.


Signed on February 17, 1998

                                                  StarBase Corporation


                                             By:/S/ WILLIAM R. STOW, III
                                                ---------------------------
                                                William R. Stow, III
                                               [Chief Executive Officer]